EXHIBIT 10-48

Form of 2015-2017 Stock-Based Performance-Adjusted Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (the “Award Agreement”) is entered into as of the Award Date between FirstEnergy Corp. and the Participant. For the purposes of this Award Agreement, the term “Company” means FirstEnergy Corp., its successors and/or its Subsidiaries, singularly or collectively.

SECTION ONE - AWARD

As of the Award Date, in accordance with the FirstEnergy Corp. 2007 Incentive Plan, as amended (the “Plan”) and the terms and conditions of this Award Agreement, the Company grants to the Participant the right to receive, at the end of the Period of Restriction (as defined below) a number of shares of common stock of the Company equal to the fixed number of restricted stock units listed as “Awarded” on the Award Detail Page (the “Restricted Stock Units”), subject to the availability of shares, or at the Compensation Committee’s discretion, the cash equivalent of such number of Restricted Stock Units, in each case subject to adjustment based on the Company’s performance as described below. The number of Restricted Stock Units set forth on the Award Detail Page is referred to as the “Target Number” in this Award Agreement.

Dividend Equivalents

Until the expiration of the Period of Restriction pursuant to the terms and conditions of this Award Agreement, the Participant will be credited on the books and records of the Company with an amount per each Restricted Stock Unit equal to the amount per share of any cash dividends declared by the Board with a record date on or after the Award Date on the outstanding common stock of the Company (the “Dividend Equivalent”). Such Dividend Equivalents will be credited in the form of an additional number of Restricted Stock Units (which Restricted Stock Units, from the time of crediting, will be deemed to be in addition to and part of the base number of Restricted Stock Units awarded by this Award Agreement for all purposes hereunder). The additional number of Restricted Stock Units will be equal to the aggregate amount of Dividend Equivalents credited on this Award on the respective dividend payment date divided by the average of the high and low prices per share of common stock on the respective dividend payment date. The Restricted Stock Units attributable to the Dividend Equivalents will be either settled or forfeited, as appropriate, under the same terms and conditions that apply to the other Restricted Stock Units under this Award Agreement and, to the extent applicable, the Company’s Executive Deferred Compensation Plan.

SECTION TWO - GENERAL TERMS

This Award Agreement is subject to the Plan and the following terms and conditions:

Period of Restriction

For the purposes of this Award Agreement, “Period of Restriction” means the period beginning on the Award Date set forth above and ending on the earliest of:

a)	5:00 p.m. Akron time on the March XX, 2018 (the “Vest Date”);

b)	The date of the Participant’s death;

c)	The date that the Participant’s employment is terminated due to Disability; or

d)
The date of an involuntary termination in connection with and resulting from a Change in Control within the two-year period following the date of the Change in Control under conditions in which the Participant qualifies for and receives any employer severance benefit that may be offered, provided that the Participant executes, submits and does not revoke an agreement to release the Company in full against any and all claims as required by (and within the time period mandated by) the arrangement or plan providing the employer severance benefit.

Notwithstanding that the Period of Restriction ends upon a termination of employment due to Disability, Restricted Stock Units awarded pursuant to this Award Agreement shall be subject to limited restrictions after a termination due to Disability as provided in this Award Agreement.

Performance Adjustment

If the Payment Date (as defined below under "Payment") is the Vest Date, the actual number of shares issuable or cash payable under the Restricted Stock Units awarded pursuant to this Award Agreement may be adjusted upward or downward by one-hundred percent (100%) of the Target Number, based on the Company’s performance against three key metrics. The Committee has identified the three performance metrics as Capital Effectiveness, Safety, and Funds from Operations/Debt Index. The specific performance goals applicable to this Award are set forth in Exhibit A attached hereto and the extent to which performance goals for all three performance metrics are achieved will be expressed in “total points earned,” as set forth in Exhibit A.

If the total points earned is at or above the 90th percentile, then the Participant will earn 200% of the Restricted Stock Units. If the total points earned is at the 60th percentile, then the Participant will earn 150% of the Restricted Stock Units. If the total points earned is at the 50th percentile, then the Participant will earn 100% of the Restricted Stock Units. If the total points earned is at the 40th percentile, then the Participant will earn 50% of the Restricted Stock Units. If the total points earned falls below the 40th percentile, then no Restricted Stock Units will be earned and all Restricted Stock Units granted hereunder shall be immediately forfeited. If the total points earned fall between the 40th percentile and the 50th percentile, the 50th percentile and the 60th percentile or the 60th percentile and the 90th percentile, then the number of Restricted Stock Units that are earned shall be based on interpolation within such percentile ranges.

Payment

Subject to any election the Participant makes to defer any of the Restricted Stock Units, as provided below, the date that shares of common stock shall be issued to the Participant or cash paid to the Participant (the “Payment Date”) shall be as follows for each specified event, provided that, except with respect to deferrals of any Restricted Stock Units under the Company’s Executive Deferred Compensation Plan, as provided below, in no event will the Participant be permitted directly or indirectly to designate the taxable year of payment:

•
As soon as practicable, but not later than ninety (90) days after the Vest Date if the payment is on account of: the expiration of the Period of Restriction set forth in paragraph a) of the subsection entitled “Period of Restriction” above; the Participant’s termination of employment upon retirement (which shall mean the Participant’s attainment of age 55 with 10 years of service with the Company or an affiliate and any predecessor thereof); the Participant’s termination of employment due to Disability as set forth in paragraph c) of the subsection entitled “Period of Restriction” above; the Participant’s involuntary termination other than under paragraph d) of the subsection entitled “Period of Restriction” above that occurs under conditions in which the Participant qualifies for and receives any employer severance benefit that may be offered, provided that the Participant executes, submits and does not revoke an agreement to release the Company in full against any and all claims as required by (and within the time period mandated by) the arrangement or plan providing the employer severance benefit; or if the Participant continues to be employed by the Company but ceases to be employed in an executive position during the three-year Period of Restriction; or

•
As soon as practicable, but not later than ninety (90) days, after the expiration of the Period of Restriction due to the Participant’s death pursuant to paragraph b) of the subsection entitled “Period of Restriction” above; or

•
On the 90th day after the expiration of the Period of Restriction due to the Participant’s involuntary termination in connection with and resulting from a Change in Control within the two-year period following the date of the Change in Control in accordance with, and as described in, paragraph d) of the subsection entitled “Period of Restriction” above.

As soon as practicable after the Payment Date, the Company shall deliver to the Participant a number of Shares of common stock, or pay its cash equivalent, as the case may be, under any Restricted Stock Units that the Participant has not elected to defer under the Company’s Executive Deferred Compensation Plan. The Company will deliver a number of Shares, or pay its cash equivalent, as the case may be, equal to the number of Restricted Stock Units awarded under this Award Agreement, as adjusted, less any Shares or cash withheld to cover the tax obligations in accordance with the subsection entitled “Withholding Tax” below; provided that, no fractional Shares will be delivered and any fractional Shares to which the Participant would otherwise be entitled will be paid in cash. Any Shares delivered will be held in an account in the name of the Participant.

Notwithstanding the foregoing, if the Participant is eligible to participate in the Company’s Executive Deferred Compensation Plan, the Participant may elect to defer the payment made with respect to the Restricted Stock Units to the extent permitted by the Committee in accordance with the terms and conditions of the Company’s Executive Deferred Compensation Plan. Any payment made with respect to any Restricted Stock Units that are deferred under the Company’s Executive Deferred Compensation Plan shall be paid pursuant to the administrative procedures, terms and conditions of the Executive Deferred Compensation Plan. Any election to defer shall be made in a manner as required under administrative rules established by the Company and shall be made in a manner that complies with Section 409A of the Internal Revenue Code.

Special Definitions

For purposes of this Award, the term “Change in Control” means a change in control that satisfies both a Change in Control as defined in the Plan for Awards granted on or after January 1, 2011 and a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) and the term “involuntary termination” (or forms or derivations thereof) means “involuntary separation from service” as defined in Treasury Regulation Section 1.409A-1(n).

Withholding Tax

The Company shall withhold Shares or cash, as applicable, in an amount sufficient to satisfy all federal, state, and local taxes required by law to be withheld in connection with the delivery of Shares of common stock or payment of cash granted under this Award Agreement, but in no event shall such amount exceed the minimum statutory withholding requirements.
Forfeiture

The Participant shall forfeit all of the Restricted Stock Units and any right under this Award Agreement to receive Shares of common stock or equivalent cash payments upon the occurrence of any of the following events before the expiration of the Period of Restriction:

•
Termination of employment with the Company for any reason; provided, however, that no forfeiture shall occur if termination of employment occurs due to the Participant’s involuntary termination in connection with and resulting from a Change in Control within the two-year period following the date of the Change in Control and the satisfaction of the conditions as described in paragraph d) of the subsection entitled “Period of Restriction” above; and further provided, that if the conditions of paragraph d) of the subsection entitled “Period of Restriction” above are not met, the Restricted Stock Units and any right under this Award Agreement to receive Shares of common stock or equivalent cash payments will be forfeited.

•
Any attempt to sell, transfer, pledge, assign or otherwise alienate or hypothecate the Restricted Stock Units or the right to receive the common stock issuable, or cash payable, under the Restricted Stock Units in violation of this Award Agreement.

Notwithstanding the above, if the Participant dies, has a termination of employment upon retirement (as defined under the then established rules of the Company or any of its Subsidiaries, as the case may be), has a termination of employment due to Disability, is involuntarily terminated other than under paragraph d) of the subsection entitled “Period of Restriction” above under conditions in which the Participant qualifies for and receives any employer severance benefit that may be offered, provided that the Participant executes, submits and does not revoke an agreement to release the Company in full against any and all claims as required by (and within the time period mandated by) the arrangement or plan providing the employer severance benefit, or if the Participant continues to be employed by the Company until the Vest Date but ceases to be employed in an executive position during the three-year Period of Restriction, the Restricted Stock Units awarded to the Participant under this Award Agreement will be forfeited and/or payable as follows:

•
If the Participant dies, terminates employment as described above or ceases to be employed in an executive position prior to a full month after the Award Date, all Restricted Stock Units earned will be forfeited upon the death or termination.

•
If the Participant dies, terminates employment as described above or ceases to be employed in an executive position after the lapse of a full month or more after the Award Date, the Participant will be entitled to a prorated number of Restricted Stock Units. The proration will be calculated by multiplying the number of Restricted Stock Units awarded by the number of full months served after the Award Date, divided by thirty-six months. The prorated Restricted Stock Units will then be adjusted upward or downward by the performance factors in accordance with the provisions under the subsection “Performance Adjustment” (as determined by the Committee), except that no adjustment is made upon death. All fractional shares will be rounded up to the next full share. The remaining portion of Restricted Stock Units awarded will be forfeited.

Upon the occurrence of any of the above forfeiture events (for which no exception has been made as set forth above) before the expiration of the Period of Restriction, the Restricted Stock Units that are to be forfeited as described above (either in full or in part), shall be forfeited by the Participant to the Company. At the time of such forfeiture, the Participant’s interest in the Restricted Stock Units and the common stock issuable or the equivalent cash payments under the Restricted Stock Units shall terminate, unless such forfeiture is waived in the sole discretion of the Committee.

Recoupment

With respect to a Participant who is or has been deemed to be, or becomes, an “insider” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Award Agreement will be administered in compliance with Section 10D of the Exchange Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and subject to any Company policy adopted pursuant to such law, rules, or regulations and may be amended to further such purpose without the consent of the Participant.

Shareholder Rights

The Participant shall have no rights as a shareholder of the Company, including voting rights, with respect to the Restricted Stock Units until the issuance of common stock, if any, upon expiration of the Period of Restriction or, to the extent applicable, upon the Participant’s receipt of the common stock following a distribution from his or her account under the Company’s Executive Deferred Compensation Plan.

Effect on the Employment Relationship

The grant of Restricted Stock Units is voluntary and made on a one-time basis and does not constitute a commitment to make any future awards. Nothing by this Award or in this Award Agreement guarantees employment with the Company or any Subsidiary, nor does this Award or Award Agreement confer any special rights or privileges to the Participant as to the terms of employment.

Adjustments

In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, combination, distribution, or other change in corporate structure of the Company affecting the common stock, the Committee will adjust the number and class of securities granted under this Award Agreement in a manner determined by the Committee, in its sole discretion, to be appropriate to prevent dilution or enlargement of the Restricted Stock Units granted under this Award Agreement.

Administration

1.
This Award Agreement is governed by the laws of the State of Ohio without giving effect to the principles of conflicts of laws. By accepting this Award, the Participant agrees to the exclusive jurisdiction of the courts of the United States District Court for the Northern District of Ohio to adjudicate any and all claims brought with respect to the Award.

2.	The administration of this Award Agreement and the Plan will be performed in accordance with Article 3 of the Plan.

3.
All interpretations, determinations and decisions made by the Committee, the Board, or any delegate of the Committee as to the provisions of the Plan shall be final, conclusive, and binding on all persons and the Participant agrees to be bound by such interpretations, determinations and decisions.

4.	The terms of this Award Agreement are governed at all times by the official text of the Plan and in no way alter or modify the Plan.

5.
If a term is capitalized but not defined in this Award Agreement, it has the meaning given to it in the Plan or on the Award Detail Page (which is a part of this Award Agreement) as the context so requires.

6.
To the extent a conflict exists between the terms of this Award Agreement and the provisions of the Plan or the Company’s Executive Deferred Compensation Plan (“EDCP”), the provisions of the Plan or the EDCP, as applicable, shall govern.

7.	The terms and conditions of this Award may be modified by the Committee:

(a)	in any case permitted by the terms of the Plan or this Award Agreement;

(b)	with the written consent of the Participant; or

(c)
without the consent of the Participant if the amendment is either not materially adverse to the interests of the Participant or is necessary or appropriate in the view of the Committee to conform with, or to take into account, applicable law, including either exemption from or compliance with any applicable tax law.

409A
It is intended that this Award Agreement and the compensation and benefits hereunder either be exempt from, or comply with, Section 409A of the Internal Revenue Code (“Section 409A”), and this Award Agreement shall be so construed and administered. In the event that the Committee reasonably determines that any compensation or benefits payable under this Award Agreement may be subject to taxation under Section 409A, the Committee shall have the authority to adopt, prospectively or retroactively, such amendments to this Award Agreement or to take any other actions it determines necessary or appropriate to (a) exempt the compensation and benefits payable under this Award Agreement from Section 409A or (b) comply with the requirements of Section 409A. The Committee, in its sole discretion, shall determine to what extent, if any, this Award must be amended, modified or reformed. In no event, however, shall this section or any other provisions of this Award Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Award Agreement and the Company shall have no responsibility for tax consequences to Participant (or the Participant’s beneficiary) resulting from the terms or operation of this Award Agreement.
Notwithstanding any other provision in this Award Agreement to the contrary, in the event a benefit payable under this Award Agreement is subject to the requirements of Section 409A:

1.	A Participant shall not be treated as having a termination of employment unless the Participant has a “separation from service” as defined in regulations under, and for purposes of, Section 409A.

2.
If a Participant is a “specified employee,” as determined under the Company’s policy for determining specified employees on the date of a “separation from service,” all payments under this Award Agreement that would otherwise be paid or provided during the first six (6) months following such separation from service (other than payments, benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations, short-term deferrals under Section 1.409A-1(b)(4) of the Treasury Regulations or other payments exempted under the Treasury Regulations for Section 409A) shall be accumulated through and paid or provided as soon as practicable following the six (6) month anniversary of such separation from service but not later than the end of the taxable year in which the six (6) month anniversary occurs. Notwithstanding the foregoing, payments delayed pursuant to this paragraph shall commence as soon as practicable following the date of death of the Participant prior to the end of the 6 month period but in no event later than ninety (90) days following the date of death.

3.
Unless otherwise provided for in an arrangement or plan providing an employer severance benefit and notwithstanding any other provision of this Award Agreement, if the Participant is required to execute, submit and not revoke a release of claims against the Company in order to receive the payment of benefits hereunder as a result of the terms of an arrangement or plan providing an employer severance benefit and the period in which to execute, submit and not revoke the release begins in a first taxable year and ends in a second taxable year, any payment to which the Participant would be entitled hereunder will be paid in the second taxable year, but no later than the end of the payment period specified in this Award Agreement.

SECTION THREE - TRANSFER OF AWARD
Neither the Restricted Stock Units nor the right to receive the common stock issuable or cash payments payable under the Restricted Stock Units are transferable during the life of the Participant. Only the Participant shall have the right to receive the common stock issuable or cash payments payable under this Award Agreement, unless the Participant is deceased, at which time the common stock issuable or cash payments payable under this Award Agreement may be issued or paid to the Participant’s beneficiary (as designated under Article 15 of the Plan), or pursuant to the Participant’s will or the laws of descent and distribution.

I acknowledge receipt of this Restricted Stock Unit Award Agreement and I accept and agree with the terms and conditions stated above.

(Date)	(Signature of Participant)

EXHIBIT A

(attach RSU Index)